Exhibit 5.3

August 7, 2025

Fundamental Global Inc.

6408 Bannington Road

Charlotte, North Carolina 28226

Re:	Registration Statement on Form S-3

We have acted as special Nevada counsel to Fundamental Global Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale, from time to time, of the shares of common stock, $0.001 par value per share of the Company (the “ATM Shares”), having an aggregate offering price of up to $4,000,000,000 through Think Equity, LLC (the “Sales Agent”), as the sales agent, to be issued pursuant to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof (the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the related sales agreement prospectus supplement included in the Registration Statement (together with the Base Prospectus, the “Prospectus”), and that certain ATM Sales Agreement dated as of August 7, 2025, by and between the Company and the Sales Agent (the “Sales Agreement”); provided that, until the Certificate of Amendment (defined below) is filed and declared effective by the Secretary of State of the State of Nevada, only 2,552,961 shares of the Company’s common stock may be sold pursuant to the Registration Statement and the Sales Agreement (the “Available Shares”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the ATM Shares.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including Chapter 78 of the Nevada Revised Statutes (the “Nevada Act”), records and documents of the Company, certificates of officers of the Company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Prospectus, the Sales Agreement, the Articles of Incorporation of the Company filed with the Secretary of State of the State of Nevada on October 17, 2022, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Nevada on February 29, 2024, and that certain Certificate of Change filed with the Secretary of State of the State of Nevada on October 29, 2024 (as amended, the “Company Articles”), and the Certificate of Amendment to the Company Articles that the Company intends to file with the Secretary of State of the State of Nevada after the effective date of stockholder approval of such amendment to, among other things, increase the authorized shares of common stock to 1,000,000,000 and preferred stock to 500,000,000 (the “Certificate of Amendment”).

In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed or electronic or photostatic copies; (iv) that each individual signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (v) that each individual signing any document on such individual’s behalf or on behalf of any entity had the legal capacity to do so; (vi) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (vii) that the Registration Statement, Prospectus, Company Articles or other organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein; (viii) with respect to the issuance of ATM Shares in excess of the Available Shares, that the Certificate of Amendment will have been filed with the Secretary of State of the State of Nevada and declared effective, which is necessary in order to permit the issuance of ATM Shares in excess of the Available Shares; and (ix) the accuracy, completeness and authenticity of certificates of public officials.

In connection with the opinion hereinafter expressed, we have also assumed that: (i) the ATM Shares will be issued and sold in compliance with federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and (ii) the Certificate of Amendment will have been declared effective, with respect to the ATM Shares in excess of the Available Shares, and all corporate or other action required to be taken by the Company to duly authorize the issuance of the ATM Shares and the terms of the offering thereof, and any related documentation (including the execution, delivery and performance of the Sales Agreement and ATM Shares, and any related documentation referred to in our opinion set forth below) shall have been duly completed and shall remain in full force and effect.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that, when the Sales Agreement shall have been duly executed and delivered by the respective parties thereto, (1) the Available Shares to be offered and sold by the Company have been duly authorized and, when duly executed, authenticated, delivered, and sold by the Company against payment in full of the consideration for the Available Shares in accordance with the terms set out in the Prospectus and the terms in the Sales Agreement, will be validly issued, fully paid and non-assessable, and (2) following the effectiveness of the Certificate of Amendment, the ATM Shares to be offered and sold by the Company that are not Available Shares have been duly authorized and, when duly executed, authenticated, delivered, and sold by the Company against payment in full of the consideration for the ATM Shares in accordance with the terms set out in the Prospectus and the terms in the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited solely and in all respects to provisions of the Nevada Act that, in our experience, are applicable to transactions of the type contemplated by the Sales Agreement, and we express no opinion as to the laws of any other jurisdiction. We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinion expressed herein is given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change in law, facts or circumstances occurring after the date hereof pertaining to any matter referred to herein. This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as Exhibit 5.2 to the Company’s Registration Statement on Form S-3 filed on August 7, 2025. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP